EXHIBIT 99.0



FOR IMMEDIATE RELEASE                   CONTACT: Mattel, Inc.
February 3, 2000                      News Media       Investor Relations
                                      Glenn Bozarth    Jessica Fisher
                                      310-252-3521     310-252-2703


              -- Mattel Reports 1999 Results --

- Full-Year EPS of $0.43 per share, before one-time charges, includes $206 million pretax loss from The Learning Company
                              -

      - Core brands report strong sales and earnings -

    -Jill Barad resigns; outside directors assume interim
     chairman and chief executive officer roles pending
       results of Korn/Ferry International search for replacement; committee of key executives to oversee day-
                    to-day operations  -


LOS ANGELES, February 3, 2000 - Mattel, Inc. (NYSE: MAT) today announced 1999 earnings of $182.1 million, or $0.43 per share, before one-time charges, and net sales of $5.5 billion. For the fourth quarter, the company reported net loss of $18.4 million, or $0.04 per share, and net sales of $1.8 billion. In addition, Jill E. Barad resigned as chairman and chief executive officer of the company, effective today.

Continuing issues involving The Learning Company depressed Mattel's results in the quarter and the year. A slowdown in CD-Rom sales, leading to inventory problems and discounting, led to a fourth quarter pre-tax loss of $183 million for The Learning Company. For the year, The Learning Company represented a pretax loss, before restructuring charges, of $206 million.

Ms. Barad stated, "The continued problems at The Learning
Company are at the root of our disappointing overall performance. Unfortunately, this distracts from the very real gains achieved in our core brands."

Ms. Barad continued, "Fisher-Price, Barbie and Mattel
Entertainment's performances in the fourth quarter validate our strategy of consolidating leading brand positions by offering an improved product mix, a streamlined brand management structure, and enhanced competitiveness."

"The Board of Directors and I view the performance of The Learning Company, and its effect on our results, as unacceptable. Therefore, the Board and I have agreed that today I resign from the positions of chairman and chief executive officer of Mattel and as a member of the company's Board."

With Ms. Barad's resignation, the company's Board has taken charge of the company to oversee operations and coordinate the search for a new chief executive officer. The Board has appointed directors William D. Rollnick acting chairman and Ronald M. Loeb acting chief executive officer. They in turn will work closely with the Board's executive committee who, in addition to them, include John L. Vogelstein, chairman, and Tully M. Friedman.

The company's day-to-day operations will be managed by a newly formed Office of the Chief Operating Officer, comprised of key executives currently in charge of Mattel's major brands: Adrienne Fontanella, president of Barbie and Girls products; Matt Bousquette, president of Boys and Entertainment; Neil Friedman, president of Infant and
Preschool; Bernard Stolar, who was recently named president of Mattel Interactive; and Pleasant Rowland, founder and chief executive officer of Pleasant Company. The Office of the Chief Operating Officer will report to Mr. Loeb.

Further, Mattel announced that Richard Ferry of Korn/Ferry
International is actively conducting a search for a new chief executive officer.

Mr. Loeb said "On behalf of everyone at Mattel, including the Board, we thank Jill for over twenty years of service with the company. We want to focus on this company's enormous strengths. We have a healthy core business, excellent customer relations, and a cadre of proven senior management who will, with the Board, guide Mattel forward.
We are confident that our search for a world-class chief executive will be successfully concluded quickly."

Fourth Quarter Highlights:
-------------------------
Fourth quarter results for Mattel's core brands represent an endorsement of the strategy that the company implemented. In total, U.S. shipping for Mattel's products increased 13%. Operating margins for the fourth quarter improved by 400 basis points for Mattel stand-alone, and were virtually flat for the year at 13.6%, compared with 13.8% the previous year, before amortization.

U.S. sales of Barbie rose by 11% for the quarter, with a 90% sell through. Mattel Entertainment capitalized on the success of the sequel to "Toy Story" to grow sales in excess of 70%. U.S. Fisher-Price enjoyed a 48% rise in sales. Despite major competition for Wheels from Pokemon in the fourth quarter, the franchise capitalized on its international strength to increase international sales by 20%. Total worldwide Wheels sales were up 6% for the year.

Other international results suffered from industry-wide trends, especially the shift amongst European retailers to just-in-time inventory management. Results for the region closely mirrored the company's U.S. performance in 1998, when domestic retailers implemented the same system. In the fourth quarter, international sales declined by 8%, and 3% before the impact of exchange.

Turning to The Learning Company, revenue was down 40% to $165 million, compared to the fourth quarter last year, primarily resulting from slower CD-Rom sales at retail and unfavorable pricing in the quarter.

The 1999 full-year net results include charges totaling $265 million after tax relating to integration, restructuring and other non-recurring costs. Net results for 1998 included after-tax charges totaling $163 million.

Under Mr. Stolar, a comprehensive review of Mattel
Interactive is underway to identify substantial opportunities to improve operating productivity and realize cost savings. The company said that, following the review, the company will undertake a restructuring program and take a substantial restructuring charge in the first quarter, of between $75 million and $100 million before tax.

Mattel, Inc. is a worldwide leader in the design, manufacture and marketing of family products. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 foreign countries and sells its products in more than 150 nations throughout the world.



Note:
Forward-looking statements included in this release with respect to the financial condition, results of operations and business of the company, which include, but are not limited to sales levels, restructuring and integration charges, special charges, other non-recurring charges, cost savings and operating efficiencies and profitability, are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company's dependence on the timely development, introduction and customer acceptance of new products;
significant changes in buying patterns of major customers; possible weaknesses of international markets; the impact of competition on revenues and margins; the company's ability to successfully integrate the operations of The Learning Company following its merger into the company; the effect of currency fluctuations on reportable income; unanticipated negative results of litigation, governmental proceedings or environmental matters; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings.

                                        MATTEL, INC. AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           FOR THE                       FOR THE
                                                      THREE MONTHS ENDED               YEAR ENDED
                                                  -------------------------     -------------------------
                                                    Dec. 31,      Dec. 31,        Dec. 31,       Dec. 31,
(In thousands, except per share amounts)              1999        1998 (a)         1999          1998 (a)
----------------------------------------          -----------   -----------     ----------      ---------
Net Sales                                         $ 1,770,590   $ 1,818,355     $5,514,950     $5,621,207
  Cost of sales                                       987,834       850,270      2,913,910      2,707,904
                                                  -----------    ----------     ----------     ----------
Gross Profit                                          782,756       968,085      2,601,040      2,913,303

  Advertising and promotion expenses                  396,285       381,734        945,955        917,665
  Other selling and administrative expenses           354,353       361,248      1,190,915      1,144,801
  Charge for incomplete technology (b)                      -             -              -         56,826
  Restructuring and other (credits) charges (c)        (2,893)       24,109        345,996        157,314
  Other income, net                                    (5,694)      (11,893)       (14,539)       (13,092)
                                                  -----------    ----------     ----------     ----------
Operating Profit Before Amortization                   40,705       212,887        132,713        649,789
  Amortization of intangibles                          26,654        26,324         91,847        129,689
                                                  -----------    ----------     ----------     ----------
Operating Profit                                       14,051       186,563         40,866        520,100
  Interest expense                                     49,146        44,859        151,609        128,468
                                                  -----------    ----------     ----------     ----------
Income (Loss) Before Income Taxes                     (35,095)      141,704       (110,743)       391,632
  (Benefit) provision for income taxes                (16,674)       53,006        (28,370)       185,579
                                                  -----------    ----------     ----------     ----------
Net Income (Loss)                                     (18,421)       88,698        (82,373)       206,053
  Less: dividends on convertible preferred stock            -         1,990          3,980          7,960
                                                  -----------    ----------     ----------     ----------
Net Income (Loss) Applicable to Common Shares     $   (18,421)   $   86,708     $  (86,353)    $  198,093
                                                  ===========    ==========     ==========     ==========

   Net Income (Loss) Per Share - Basic (c)(d)     $     (0.04)   $     0.22     $    (0.21)    $     0.51
                                                  ===========    ==========     ==========     ==========

Average Number of Common Shares
  Outstanding - Basic (d)                             425,680       397,237        414,186        390,210
                                                  ===========    ==========     ==========     ==========

   Net Income (Loss) Per Share - Diluted (c)(d)   $     (0.04)   $     0.20     $    (0.21)    $     0.47
                                                  ===========    ==========     ==========     ==========

Average Number of Common and Common
  Equivalent Shares Outstanding - Diluted (d)         425,680       424,296        414,186        421,707
                                                  ===========    ==========     ==========     ==========


                                 MATTEL, INC. AND SUBSIDIARIES
                             CONDENSED CONSOLIDATED BALANCE SHEETS


                                                    Dec. 31,       Dec. 31,
(In thousands)                                        1999         1998 (a)
--------------                                    -----------    -----------
ASSETS
  Cash                                            $   275,024    $   469,213
  Accounts receivable, net                          1,270,005      1,150,051
  Inventories                                         544,296        644,270
  Prepaid expenses and other current assets           330,702        371,772
                                                  -----------    -----------
    Total current assets                            2,420,027      2,635,306

  Property, plant and equipment, net                  749,494        763,121
  Other assets                                      1,957,501      1,748,958
                                                  -----------    -----------
    Total Assets                                  $ 5,127,022    $ 5,147,385
                                                  ===========    ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term borrowings                           $   369,549    $   199,006
  Current portion of long-term liabilities              3,173         33,666
  Accounts payable and accrued liabilities          1,186,483      1,111,304
  Income taxes payable                                258,319        299,058
                                                  -----------    -----------
    Total current liabilities                       1,817,524      1,643,034

  Senior notes                                        600,955        600,955
  Medium-term notes                                   540,500        540,500
  Long-term debt                                       42,380         43,007
  Other long-term liabilities                         162,976        149,086
  Stockholders' equity                              1,962,687      2,170,803
                                                  -----------    -----------
    Total Liabilities and Stockholders' Equity    $ 5,127,022    $ 5,147,385
                                                  ===========    ===========

(a) Consolidated results are restated for the May 1999 merger with The Learning Company.
(b) Represents nonrecurring charges of $265 million and $163 million, net of taxes, for integration, restructuring and other charges for the years ended December 1999 and 1998, respectively.  The nonrecurring credit for the fourth quarter of 1999 represents net adjustments made to the restructuring and nonrecurring charges recorded in the second quarter of 1999.  Charges for the fourth quarter of 1998 represent restructuring and other nonrecurring charges of $16 million, net of taxes.
(c) Loss per share for the 1999 quarter was not materially impacted by the nonrecurring credit.  Income per share for the 1998 quarter, before the $0.04 per share effect of the nonrecurring charges, was $0.24 per share.  Income per share for the year ended December 1999, before the $0.64 per share effect of the nonrecurring charges, was $0.43 per share.  Income per share for the year ended December 1998, before the $0.39 per share effect of the nonrecurring charges, was $0.86 per share.
(d) Share and per share data for all periods presented reflect the retroactive effect of shares issued pursuant to the merger with The Learning Company.
